Collegiate Pacific to Present at ICR Leisure Conference

DALLAS—(BUSINESS WIRE)—Dec. 22, 2004—Collegiate Pacific (AMEX:BOO) today announced that it has been invited and has accepted an invitation to present at the ICR Conference Jan 13-14 in Carlsbad, Calif. The ICR conference is one of the nations fastest growing and prestigious conferences for the leisure time and recreational industry with attendance expected to exceed 600.

Michael Blumenfeld, CEO of Collegiate Pacific, stated “We are pleased to be included in this conference as it is one more step in the recognition of what we have accomplished within the sporting goods industry. The recent $50 million placement has resulted in a flurry of acquisition activity which we suspect will result in several accretive transactions completed in the months ahead. As stated in previous releases, our primary goal is to deploy these funds to create a minimum annual revenue base of $200 million with a significant increase in operating and net income levels.”

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,000 products to 200,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs over 140 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT: Collegiate Pacific, Dallas Michael Blumenfeld, 972-243-8100

SOURCE: Collegiate Pacific